EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-48692 and 333-26117 on Form S-8 of our report dated March 27, 2009, relating to the financial statements of The Inventure Group, Inc. appearing in this Annual Report on Form 10-K of The Inventure Group, Inc. for the year ended December 27, 2008.

/s/ MOSS ADAMS LLP

Scottsdale, Arizona

March 27, 2009